Exhibit 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK 10036-6522	FIRM/AFFILIATE
OFFICES
-----------
TEL: (212) 735-3000	BOSTON
FAX: (212) 735-2000	CHICAGO
www.skadden.com	HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON
-----------
BEIJING
BRUSSELS
FRANKFURT
October 4, 2017	HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SÃO PAULO
SEOUL
SHANGHAI
SINGAPORE
TOKYO
TORONTO

HCBF Holding Company, Inc.

200 S. Indian River Blvd., Suite 101

Fort Pierce, Florida 34950

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to HCBF Holding Company, Inc., a Florida corporation (“HCBF”), in connection with the proposed merger (the “Merger”) of HCBF with and into CenterState Bank Corporation, a Florida corporation (“CenterState”), and certain related transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 12, 2017, by and between CenterState and HCBF. At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2017, as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by HCBF and CenterState, including those set forth in letters dated as of the date hereof from an officer of each of HCBF and CenterState (the “Representation Letters”). For purposes of rendering our Opinion, we have

HCBF Holding Company, Inc.

October 4, 2017

assumed that such statements and representations are and will be accurate and complete without regard to any qualification as to knowledge, belief, intent or otherwise. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 6.01(e) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by HCBF and CenterState, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have consequently assumed that the information presented in the Representation Letters, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our Opinion. We have also assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement and that none of the material terms or conditions contained therein have been or will be waived or modified.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our Opinion is based could affect our conclusion herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, assumptions and caveats set forth herein and in the Registration

HCBF Holding Company, Inc.

October 4, 2017

Statement, we are of the opinion that, under current law, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or of owning CenterState Common Stock. Our Opinion has been prepared for you solely in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. Our Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes inaccurate or untrue.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP